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EXHIBIT 10.9

ABRAXAS ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
RESTRICTED UNIT GRANT AGREEMENT

        This Restricted Unit Grant Agreement ("Grant Agreement") is made and entered into effective as of                        , 2007 (the "Grant Date") by and between ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and                        ("Participant").

        WHEREAS, the Partnership considers it to be in its best interest that Participant be given a proprietary interest in the Partnership and an added incentive to advance the interests of the Partnership; and

        WHEREAS, the Partnership desires to accomplish such objectives by granting Participant Restricted Units pursuant to the Abraxas Energy Partners, L.P. Long-Term Incentive Plan, which is incorporated by reference herein (the "Plan").

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

        1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used in this Grant Agreement shall have the meaning given such terms in the Plan.

        2.    Grant of Restricted Units.

          (a)   The Partnership hereby grants to Participant                        Restricted Units, under and subject to the terms and conditions of this Grant Agreement and the Plan.

          (b)   Each certificate issued in respect of the Restricted Units shall be registered in the Participant's name and deposited by the Participant, with a unit power endorsed in blank, with the Partnership and shall bear the following or similar legend:

    "THE TRANSFERABILITY OF THIS CERTIFICATE AND THE COMMON UNITS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE ABRAXAS ENERGY PARTNERS, L.P. LONG-TERM INCENTIVE PLAN AND THE RESTRICTED UNIT GRANT AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND ABRAXAS ENERGY PARTNERS, L.P. IN RESPECT OF SUCH UNITS."

        3.    Vesting and Restricted Period.    Provided that Participant remains in continuous service with the Partnership, Company or an Affiliate thereof from the Grant Date through the relevant vesting date, vesting will occur and restrictions will lapse with respect to 25% of the Restricted Units on the first (1st) anniversary of the Grant Date, with respect to an additional 25% of the Restricted Units on the second (2nd) anniversary of the Grant Date, with respect to an additional 25% of the Restricted Stock on the third (3rd) anniversary of the Grant Date, and with respect to the remaining 25% of the Restricted Stock on the fourth (4th) anniversary of the Grant Date. Notwithstanding the foregoing, all Restricted Units not previously vested, will vest immediately prior to the effective date of, and contingent upon, a Change of Control. Upon the vesting of each Restricted Unit, the Participant shall be entitled to hold an unrestricted Unit with all restrictions removed from his or her Unit certificate and shall be entitled to delivery of such Unit from the Partnership, subject to Section 6 and Section 11 of this Grant Agreement.

        4.    General Restrictions.    The Restricted Units shall not be assignable or transferable, except as expressly provided in the Plan or approved by the Committee in its sole discretion, until the date on which the restrictions on such Units lapse, and any such attempted disposition will be void. The Partnership will not be required (1) to transfer on its books any Units that will have been transferred in violation of this grant Agreement or (2) to treat as owner of such Units, to accord rights to vote as such owner (if any), or to pay distributions (if any) to any transferee to whom such Units will have been so transferred.

        5.    Distributions.    Except as provided in this Section 5, a Participant shall have no rights to a distribution with respect to unvested Restricted Units. Any distributions made by the Partnership with respect to a Restricted Unit shall be held in escrow, without interest, as described in Section 6 of this Grant Agreement, until the Restricted Unit under which such distribution was made is either vested or forfeited. Upon the vesting of such Restricted Unit, all distributions attributable to such Unit held in escrow will be made within 70 days of such vesting date, subject to Section 6 and Section 11 of this Grant Agreement. Upon the forfeiture of a Restricted Unit, all distributions attributable to such Unit in escrow shall be forfeited to the Partnership, and Participant shall not be entitled to any such amounts.

        6.    Escrow.    To ensure that the Restricted Units and any distributions made thereunder will be available to the Partnership upon forfeiture, Participant will be required to deposit the certificate evidencing the Units with the Partnership or an agent designated by the Partnership under the terms and conditions of escrow and security agreements approved by the Partnership, and all distributions made upon such Units will also be deposited in such escrow. The Partnership will bear the expenses of the escrow. Within 70 days after the lapsing of the restrictions, the escrow agent or the Partnership will deliver the Units no longer subject to such restrictions, and any distributions attributable to such Units, to the Participant, subject to applicable withholding; provided, however, the Partnership may require a written request from Participant for the actual delivery of any Units.

        7.    Death or Disability.    In the case of termination of Participant's service relationship with the Partnership, Company, or any Affiliate due to death or Disability, the restricted period established hereunder shall automatically and immediately lapse, and the applicable Units shall be deemed vested on or before the date of death or Disability. "Disability" shall mean the determination by a physician selected by the Partnership that Participant has been unable to substantially perform Participant's usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease.

        8.    Termination of Service other than for Death or Disability.    In the case of termination of Participant's service relationship with the Partnership, Company, or any Affiliate, whether by the action of the Participant or the Partnership, Company or any Affiliate, for any reason other than due to Participant's death or Disability, all unvested outstanding Restricted Units granted hereby shall be automatically and immediately forfeited, and Participant hereby agrees to undertake any action and execute any document or instrument requested by the Partnership to effect such forfeiture of Restricted Units resulting from any such termination of service.

        9.    Plan Controlling Document.    Unless otherwise defined herein, capitalized terms shall have the meaning given such terms in the Plan. Participant agrees that the Plan is the controlling instrument and that to the extent there is any conflict between the terms of the Plan and this Grant Agreement, the Plan shall control and be the governing document.

        10.    Limited Partnership Agreement.    Participant agrees to be bound by all applicable provisions of the Partnership's Agreement of Limited Partnership, as amended from time to time.

        11.    Taxes.    The Partnership and any affiliate thereof are authorized to withhold from any payment relating to the Restricted Units granted hereby, or any payroll or other payment to Participant, amounts of withholding and other taxes due or potentially payable in connection with the Restricted Units granted hereby, and to take such other action as the Committee may deem advisable to enable the Partnership, any affiliate, and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Restricted Units granted hereby. This authority shall include authority to withhold or receive Units or other property and to make cash payments in respect thereof in satisfaction of Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

        12.    Election Under Section 83(b) of the Code.    Participant understands that Participant should consult with Participant's tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code with respect to the Restricted Units so acquired by Participant for which the restrictions have not lapsed. This election must be filed no later than 30 days after the date on which Participant is issued such Restricted Units. This time period cannot be extended. Participant acknowledges (1) that Participant has been advised to consult with a tax advisor regarding the tax consequences to Participant of the receipt of the Restricted Units and the receipt of any distributions thereunder and (2) that timely filing of a section 83(b) election is Participant's sole responsibility, even if Participant requests the Partnership or its representative to file such election on Participant's behalf.

        13.    No Right to Continued Employment.    Nothing in this Grant Agreement shall be deemed by implication or otherwise to confer upon the Participant the right to continue in the employment or service of the Partnership, Company or any Affiliate thereof, or impose any limitation on any right of the Partnership, Company or any Affiliate thereof, to terminate the Participant's employment or service at any time for any reason.

        14.    Service Relationship.    For purposes of this Grant Agreement, Participant will be considered to be in continuous service as long as Participant remains an Employee, Director, or Consultant (as applicable) of either the Partnership, Company, or an Affiliate thereof or an employee, consultant, or director of an entity or a parent or subsidiary of such entity assuming or substituting new restricted units for the Restricted Units. Any question as to whether and when there has been a termination of such service, and the cause of such termination, will be determined by the Committee, and its determination will be final.

        15.    Issuance of Units.    The Partnership shall not be obligated to issue any Restricted Units at any time when the Restricted Units have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Partnership or the Committee deems applicable and, in the opinion of legal counsel for the Partnership, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance of such Restricted Units.

        16.    Notices.    Any notices given in connection with this Grant Agreement shall, if issued to Participant, be delivered to Participant's current address on file with the Partnership, or if issued to the Partnership, be delivered to the Partnership's principal offices.

        17.    Execution of Receipts and Releases.    Any payment of cash or any issuance or transfer of Restricted Units or other property to Participant, or to Participant's legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Partnership may require Participant or Participant's legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

        18.    Successors.    This Grant Agreement shall be binding upon Participant, Participant's legal representatives, heirs, legatees and distributees, and upon the Partnership, its successors and assigns.

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        IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement to be effective as of the day and year first above written.

ABRAXAS ENERGY PARTNERS, L.P.
By:	Abraxas General Partner, LLC
Its:	General Partner
By:	Barbara M. Stuckey President and Chief Operating Officer
PARTICIPANT:
By:

Printed Name:

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ABRAXAS ENERGY PARTNERS, L.P. LONG-TERM INCENTIVE PLAN RESTRICTED UNIT GRANT AGREEMENT